Exhibit 3.4

AMENDMENT TO

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEEMNT

OF TESORO LOGISTICS GP, LLC

This AMENDMENT TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TESORO LOGISTICS GP, LLC (this “Amendment), is made and entered into by and among Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), Western Refining Southwest, Inc., a Delaware limited liability company (“WRSI”), Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), and Tesoro Alaska Company LLC, a Delaware limited liability company (“TAC”), effective as of October 1, 2018 (the “Effective Date”).

RECITALS

WHEREAS, the General Partner, WRSI, TRMC and TAC now desire to amend the Third Amended and Restated Limited Liability Company Agreement of Tesoro Logistics GP, LLC (the “LLC Agreement”) as set forth below.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

1. Amendment. The parties hereby agree to amend the LLC Agreement as follows:

(a) The following new definitions shall be added to the LLC Agreement:

i. “‘Marathon Petroleum Corporation’ or ‘MPC’ shall mean Marathon Petroleum Corporation, a Delaware corporation.”

ii. “‘Marathon Entities’ means MPC and its Affiliates (other than the Company and the Partnership Group).”

(b) The definition “Andeavor Entities” shall be removed from the LLC Agreement in its entirety.

(c) Each instance of “Andeavor Entities” in the LLC Agreement shall be replaced with “Marathon Entities.”

(d) Section 7.2 shall be removed and replaced in its entirety with the following:

“7.2 Number; Removal and Vacancies.

(a) Number. The number of Directors constituting the Board shall be fixed from time to time pursuant to a resolution adopted by the Members representing a Majority Interest. A Director need not be a Member. Each Director shall be elected or approved by Members representing a Majority Interest and shall serve as a Director of the Company until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office).

(b) Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Members representing a Majority Interest.

(c) Vacancies. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of the Members representing a Majority Interest. Any Director so appointed shall hold office until his or her successor shall be duly elected and qualified (or his or her earlier death, resignation or removal from office).

(d) Retirement. No Person shall serve as a Director if such Person has attained the age of 73; provided, however, that any Director who also serves on the board of directors of MPC or any of its Affiliates (other than a Group Member) may serve on the Board through the later of the date that such Director attains the age of 73 and the retirement date imposed by MPC or such Affiliate.”

(e) Section 7.9 shall be removed in its entirety and replaced with the following:

“7.9 Reserved.”

(f) Section 8.4 shall be amended by appending the following sentence to the end thereof: “The Chief Executive Officer shall have the power to appoint and remove all subordinate officers and agents of the Company to the extent such subordinate officers and agents have not been appointed by the Board.”

2. Limited Amendment. Except as hereby amended, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

3. Governing Law, Construction. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any internal principles of conflicts of laws that would result in the application of the laws of another jurisdiction. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to the Third Amended and Restated Limited Liability Company Agreement of Tesoro Logistics GP, LLC effective as of the first date written above.

THE GENERAL PARTNER:

TESORO LOGISTICS GP, LLC

By:	/s/ Gary. R. Heminger
Gary R. Heminger
Chief Executive Officer

MEMBERS:

WESTERN REFINING SOUTHWEST, INC.

By:	/s/ Timothy T. Griffith
Timothy T. Griffith
Vice President

TESORO ALASKA COMPANY LLC

By:	/s/ Gary R. Heminger
Gary R. Heminger
Chief Executive Officer

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Timothy T. Griffith
Timothy T. Griffith
Vice President

[Signature Page to Amendment]